Exhibit i.5

G O D F R E Y & K A H N, S. C.
ATTORNEYS AT LAW
780 NORTH WATER STREET
MILWAUKEE, WI 53202-3590
www.gklaw.com

PHONE: 414-273-3500	FAX: 414-273-5198

October 23, 2001

Frontegra Funds, Inc.
400 Skokie Blvd., Suite 500
Northbrook, IL 60062

Gentlemen:

         We consent to the incorporation by reference in this Registration Statement of our opinion regarding the sale of shares of Frontegra Funds, Inc. dated October 9, 1996, our opinion for the Frontegra Growth Fund dated January 27, 1998, our opinion for the Frontegra Emerging Growth Fund dated December 15, 1999 and our opinion for the Frontegra Investment Grade Bond Fund dated January 29, 2001. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section of said Act.

Very truly yours,
/s/ Godfrey & Kahn, S. C.
Godfrey & Kahn, S.C.